EXHIBIT 23.1a

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-85555) pertaining to PrintOnTheNet.com, Inc.'s 1999 Stock Incentive Plan of our report dated April 7, 2000 (with respect to Note G, June 8, 2000; Note L, May 19, 2000; and the last paragraph of Note A and Notes M[2] and M[3], June 5, 2000) on our audit of the financial statements as of and for the year ended December 31, 1999 which report is included in the annual report on Form 10-KSB for the year ended December 31, 1999.


Richard A. Eisner & Company, LLP

New York, New York
June 15, 2000